                                                                                Exhibit 3.6

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
NEW WORLD BRANDS, INC.

Pursuant to Section 151 of the Corporation Law
of the State of Delaware

I, Selvin Passen MD, Chairman of the Board of New World Brands, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (as amended, renewed, revived and corrected, the “Certificate of Incorporation”), the Board of Directors on August 28, 2006 adopted the following resolution creating a series of 100 shares of Preferred Stock designated as Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board by Article FOURTH of the Certificate of Incorporation and out of the Preferred Stock authorized therein, the Board hereby authorizes that a series of Preferred Stock of the Corporation be, and it hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

SECTION 1. Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 100.

SECTION 2. Dividends; Other Distributions. (a) In the event that the Corporation shall declare a cash dividend on shares of Common Stock, each share of Series A Preferred Stock shall be entitled to receive a cash dividend, simultaneously with and in an amount equal to the amounts paid with respect to each share of Common Stock, provided that for the purpose of calculating the amounts due per share of Series A Preferred Stock under this paragraph (a), each share of Series A Preferred Stock shall be deemed to be that number of shares of Common Stock into which such share of Series A Preferred Stock is convertible as provided in Section 5(a) hereof as of the record date fixed for the determination of the holders of Common Stock entitled to receive such dividends.

(b) In the event that the Corporation shall declare a non-cash distribution upon its Common Stock, including, without limitation, any distribution of capital stock of the Corporation, stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, other assets or options or rights, the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which the shares of Series A Preferred

Stock held by them are convertible as provided in Section 5(a) hereof as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(c) No dividends shall be declared or paid on shares of Junior Stock (as defined in Section 6 hereof) and no sums shall be set aside for or applied to any purchase or redemption of any Junior Stock if at such time there exist any Series A Accrued Dividends (as defined in Section 6 hereof).

(d) The holders of shares of Series A Preferred Stock shall not be entitled to receive dividends on such shares except as provided in paragraphs (a) and (b) above.

SECTION 3. Rights on Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Stock, an amount equal to the amount such holders would receive if, immediately prior to such liquidation, dissolution or winding-up, all outstanding shares of Series A Preferred Stock were converted into Common Stock pursuant to Section 5(a) hereof. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amount set forth in this Section 3, then the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets of the Corporation based on the respective amounts which would be payable to them in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event the Corporation has assets available for distribution to its stockholders following the payment of the full preferential amount set forth in this Section 3, the holders of shares of Series A Preferred Stock shall share ratably with the holders of any Junior Stock in any distribution of the remaining assets of the Corporation based on the respective amounts which would be payable to them in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. None of the consolidation or the merger of the Corporation, or the sale, lease or transfer by the Corporation of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

SECTION 4. Voting. (a) In addition to the rights hereinafter specified in this Section 4 and any other rights provided by law or the By-laws of the Corporation, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded to the nearest whole number) into which such share of Series A Preferred Stock is then convertible as provided in Section 5(a) hereof. The holders of the Series A Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, including election of directors, in the same manner and with the same effect as such holders of Common Stock, voting together on all matters with the holders of Common Stock as one class.

(b) The Corporation shall not, without the affirmative consent or approval of the holders of shares representing at least 51%, by voting power, of the Series A Preferred Stock then outstanding, voting separately as one class, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose in the manner provided in the By-laws of the Corporation:

(i) designate or issue any additional shares of Series A Preferred Stock (other than Excluded Securities (as defined in Section 6 hereof)) or in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock, or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature, or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, is senior to or on a parity with the Series A Preferred Stock or which in any manner adversely affects the rights of the holders of the Series A Preferred Stock in their capacity as such;

(ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock;

(iii) reclassify the shares of any class or series of Junior Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, prior to or on a parity with the Series A Preferred Stock or (B) which in any manner adversely affects the rights of the holders of Series A Preferred Stock in their capacity as such; or

(iv)  take any action to cause any amendment, alteration or repeal of any of the provisions of (i) the Certificate of Incorporation or (ii) the By-laws, if such amendment, alteration or repeal would have an adverse effect on the rights of the holders of the Series A Preferred Stock in their capacity as such.

SECTION 5. Automatic Conversion. (a) Upon the date of the filing by the Corporation with the Secretary of State of the State of Delaware of an amendment to its Certificate of Incorporation to increase the authorized capital of the Corporation in an amount at least sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock as provided in this Section 5(a) (the “Filing Date”), all shares of Series A Preferred Stock shall automatically convert into fully paid and nonassessable shares of Common Stock, at the conversion ratio of one (1) share of Class A Preferred Stock for 2,986,736.34 shares of Common Stock, subject to adjustment, without duplication, for (i) any stock split or other subdivision or combination of the Common Stock, (ii) any stock dividend on the Common Stock (except to the extent previously paid to the holders of Series A Preferred Stock pursuant to Section 2(b) hereof), (iii) any reclassification or capital reorganization of the stock of the Corporation, (iv) the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing Corporation and which does not result in any change in the Common Stock), (v) the sale or other disposition of all or substantially all of the assets of the Corporation as an entirety to any other person, and (vi) the issuance of Common Stock (other than upon the conversion of the Series A Preferred Stock), or options to purchase or rights to subscribe for Common Stock, or securities convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, in each of the foregoing clauses (i) through (vi) occurring after the date on which the Corporation first issues Series A Preferred Stock and prior to the Filing Date.

(b)  The holders of shares of Series A Preferred Stock shall deliver to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the Filing Date. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 5(c) hereof. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a Common Stock holder of record on the Filing Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a Common Stock holder of record on the next succeeding date on which the transfer books are open.

(c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then current market price of a share of Common Stock (as shall be determined in good faith by the Board of Directors of the Corporation) multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

(d) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of the shares of Series A Preferred Stock if issued in the name of the record holder.

(e) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares to provide for the conversion of all outstanding shares of Series A Preferred Stock. All shares of Common Stock which may be issued it connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

(f) In case at any time or from time to time the Corporation shall take any action in respect of the Common Stock, then unless such action will not have an adverse effect upon the conversion rights of the holders of Series A Preferred Stock, the conversion rights set forth in this Section 5 hereof shall, in the good faith judgment of the Board of Directors of the Corporation, be adjusted in such manner as shall be equitable in the circumstances.

SECTION 6. Definitions. As used herein, the following terms shall have the following meanings:

(a) The term “Excluded Securities” shall mean:

(i) Common Stock issued upon the conversion of the Series A Preferred Stock; and

(ii) Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of Common Stock.

(b) The term “Junior Stock” shall mean (i) the Common Stock and (ii) any class or series of capital stock of the Corporation ranking, as to payment of dividends, distribution of assets or redemptions, junior to the Series A Preferred Stock.

(c) The term “Series A Accrued Dividends” shall mean any dividends declared on the Series A Preferred Stock in accordance with Section 2 hereof which have not been paid to the holders of Series A Preferred Stock in accordance with said Section 2.

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IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this __ day of _________, 2006.

                    ______________________
                    Selvin Passen, M.D.
                    Chairman of the Board

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